Exhibit 10.32
TERMINATION OF CHANGE IN CONTROL AGREEMENT
This TERMINATION OF CHANGE IN CONTROL AGREEMENT (this “Termination Agreement”), effective August 8, 2022, is entered into by and among Origin Bancorp, Inc. (“Origin”), a Louisiana corporation and registered bank holding company, Origin Bank, a Louisiana state bank, and Stephen Brolly (“Executive”).
RECITALS
WHEREAS, the parties hereto previously entered into that certain Change in Control Agreement, dated April 2, 2018 (the “CIC Agreement”), which provided for the payment of certain severance benefits to Executive in the event of a Change in Control (as defined in the CIC Agreement);
WHEREAS, Executive and Origin have negotiated an Employment Agreement (the “Employment Agreement”), by and between Origin and Executive, the effectiveness of which is conditioned upon the termination of the CIC Agreement; and
WHEREAS, in connection with and in consideration of the execution of the Employment Agreement and Executive’s continued employment with Origin, the parties hereto desire to terminate the CIC Agreement under the terms of this Termination Agreement.
NOW, THEREFORE, in consideration of the foregoing, and the other promises, covenants and benefits set forth in this Amendment, the parties agree as follows:
AGREEMENT
1.Termination of CIC Agreement. As of the effective time the Employment Agreement, and conditioned upon the due execution and delivery of such Employment Agreement by the parties thereto, the CIC Agreement shall terminate and be extinguished in its entirety. Thereafter, none of Origin, Origin Bank or Executive shall have any rights or obligations under the CIC Agreement, and the CIC Agreement shall be of no further force and effect.
2.Release. Executive hereby completely releases and forever discharges Origin and Origin Bank, their respective affiliates, representatives, attorneys, employees and directors, from any and all claims, demands, obligations, causes of action, rights, damages, costs, expenses and compensation of any nature whatsoever, whether based on state law, federal law, common law, or otherwise acquired, related to obligations owed to Executive under the terms of the CIC Agreement.
3.Successors and Assigns. The provisions of this Termination Agreement will inure to the benefit of and be binding upon the parties and their successors and permitted assigns. No party may assign its rights under this Termination Agreement without the prior written consent of the other parties.
4.Other Agreements. The parties hereto acknowledge that nothing in this Termination Agreement shall in any way limit or preempt such parties’ obligations owed pursuant to any other any agreement to which Executive, on one hand, and any of Origin or Origin Bank, on the other hand, are a party, including, without limitation, any supplemental executive retirement plan, split dollar life insurance agreement, employment agreement, or other compensatory agreements.
5.Termination. This Termination Agreement, including the release provisions contained herein, shall be void and of no further force or effect if the Employment Agreement is not duly executed and delivered or otherwise does not become effective between the parties thereto.
[Signature Page Follows]

[Signature Page to Termination of Change in Control Agreement]
IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above written.

ORIGIN BANCORP, INC.

By: /s/ Drake Mills

Name: Drake Mills

Title: Chairman, President and CEO

ORIGIN BANK

By: /s/ Lance Hall

Name: Lance Hall

Title: President & CEO

EXECUTIVE

/s/ Stephen Brolly
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